FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2009 FOURTH QUARTER AND YEAR-END RESULTS

Net Income Attributable to Inter Parfums, Inc. Increased 7% in Final Quarter

New York, New York, March 10, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Compared to Fourth Quarter 2008:
•	Net sales increased 13% to $112.9 million from $100.4 million; at comparable foreign currency exchange rates, net sales were up 2% for the period;
•	European-based operations generated sales of $96.3 million, a 16% increase from $83.2 million;
•	Sales by U.S.-based operations declined 3% to $16.6 million from $17.2 million;
•	Gross margin was 56.1% compared to 56.6%;
•	S, G & A expense as a percentage of sales was 42% for both periods;
•	Operating margins were 12.2% of net sales as compared to 13.7% of net sales;
•	Net income attributable to Inter Parfums, Inc. increased 7% to $5.5 million as compared to $5.1 million; and,
•	Basic and diluted earnings per share rose 6% to $0.18 from $0.17.

Thus, for the year ended December 31, 2009 net sales of $409.5 million declined 8% from $446.1 million in 2008.  At comparable foreign currency exchange rates, net sales for 2009 also declined 8%.  Net income attributable to Inter Parfums, Inc. decreased 6% to $22.4 million or $0.74 per diluted share from $23.8 million or $0.77 per diluted share in 2008.

Russell Greenberg, Executive Vice President & CFO commented, “The year ended on a strong note in terms of sales and earnings.  After comparable quarterly sales declines through the first nine months of 2009, net sales increased in the final quarter of the year in both absolute and constant dollars.  In the face of the global economic downturn, and in the absence of a major women’s fragrance launch in 2009, our financial performance for the year was better than we anticipated.”

Discussing certain factors which impacted profitability, Mr. Greenberg pointed out, “Our 2009 results include an impairment loss of $1.7 million.  In performing our goodwill impairment evaluation, we determined that Nickel skin care product sales continued to be below our expectations, which resulted in the impairment charge.  For 2009, gross margin included a benefit of approximately 94 basis points as a result of cash flow hedging activities entered into in late 2008 to take advantage of the effect a strong U.S. dollar relative to the euro has on our European-based product sales to U.S. customers.  In addition to the positive effect on gross margin, in 2009 we generated pre-tax foreign currency gains of $3.2 million versus a charge of $1.4 million in 2008.”

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Inter Parfums, Inc. News Release	Page 2
March 10, 2010

Mr. Greenberg also noted, “Net cash provided by operating activities totaled $84.6 million in 2009, as compared to a use of $6.4 million of net cash for operating activities in 2008.  We were able to reduce inventories by 31% to $85 million at 2009 year-end from $124 million at year-end 2008, and we were able to reduce accounts receivable 16% to $101 million at year-end 2009, as compared to $121 million at year-end 2008.  We repurchased 108,100 shares of common stock at an average price of $5.84 per common share and we closed the year with cash and cash equivalents of over $100 million.  The strength of our financial position has enabled us to be more aggressive about adding suitable brands to our portfolio.”

Discussing new product launches, Jean Madar, Chairman of the Board and Chief Executive Officer, noted, “With regard to European-based operations in 2010, our new product launch schedule has begun with Burberry Sport fragrances for men and women.  In July, we are launching our first Burberry cosmetics collection in approximately 30 shops around the world.  For Lanvin and Paul Smith, we are creating a new women’s scent for each and new scents for both men and women are coming to market for the Van Cleef & Arpels brand.  Plans call for our first Jimmy Choo fragrance to unveil in early 2011 and with regard to Montblanc, we will be taking over the inventory and distribution of their legacy fragrances mid-year and new product development is in the works with spring 2011 as our target for a new fragrance launch under the brand.”

On the subject of U.S.-based operations, he stated, “We have new fragrance and ancillary products under the Gap brand for both men and women scheduled to launch later this year.  Also in the works are new fragrances for the bebe and Brooks Brothers labels, and a special fragrance collection for Anthropologie stores will also be introduced.  In addition to launching new scents, we are pursuing growth in our specialty retail business by expanding the footprint of our international distribution of the products we develop for several of our retail partners.”

Affirms 2010 Guidance
“Assuming the dollar remains at current levels, and no new acquisitions, licenses and/or specialty retail agreements,” Mr. Greenberg concluded, “we remain confident that we will achieve our current guidance of $440.0 million in net sales resulting in net income attributable to Inter Parfums, Inc. of approximately $23.5 million, or $0.78 per diluted share.  Our guidance factors in the costs associated with the development and launch of the Burberry cosmetics line which requires a significant investment in the first year to develop the product, build cosmetic counters, and hire and train personnel.  As previously indicated, these expenses are expected to affect 2010 net income attributable to Inter Parfums, Inc. by approximately $1.5 million or approximately $0.05 per diluted share.”

Quarterly Dividend
Following the almost 100% increase in the regular quarterly cash dividend authorized the Board of Directors in January 2010, the Company’s next regular quarterly cash dividend of $0.065 per share will be payable on April 15, 2010 to shareholders of record on March 31, 2010.

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Inter Parfums, Inc. News Release	Page 3
March 10, 2010

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Thursday, March 11, 2010.  Interested parties may participate in the call by dialing 706-679-3037; please call in 10 minutes before the conference call is scheduled and ask for the Inter Parfums call.  To listen to the broadcast live over the Internet, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register.  If you are unable to listen live, the conference call will be archived for approximately 90 days at Inter Parfums’ website.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

 (See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 4
March 10, 2010

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Net sales	$112,909	$100,352	$409,464	$446,124

Cost of sales	49,586	43,530	175,296	191,915

Gross margin	63,323	56,822	234,168	254,209

Selling, general and administrative expenses	47,879	42,140	187,690	202,264
Impairment of goodwill	1,677	936	1,677	936

Income from operations	13,767	13,746	44,801	51,009

Other expenses (income):
Interest expense	455	2,075	2,647	4,940
(Gain) loss on foreign currency	1,583	1,117	(3,212)	1,380
Interest and dividend income	(237)	(134)	(982)	(1,745)
	1,801	3,058	(1,547)	4,575

Income before income taxes	11,966	10,688	46,348	46,434

Income taxes	4,427	4,071	16,190	16,312

Net income	7,539	6,617	30,158	30,122

Less: Net income attributable to the noncontrolling interest	2,088	1,520	7,791	6,357

Net income attributable to Inter Parfums, Inc.	$5,451	$5,097	$22,367	$23,765

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.18	$0.17	$0.74	$0.78
Diluted	$0.18	$0.17	$0.74	$0.77

Weighted average number of shares outstanding:
Basic	30,109	30,503	30,100	30,621
Diluted	30,189	30,503	30,121	30,778

Dividends declared per share	$0.033	$0.033	$0.133	$0.133

Inter Parfums, Inc. News Release	Page 5
March 10, 2010

INTER PARFUMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2009 and 2008
(In thousands except share and per share data)
Assets	2009	2008
Current assets:
Cash and cash equivalents	$100,467	$42,404
Accounts receivable, net	101,334	120,507
Inventories	85,428	123,633
Receivables, other	3,229	2,904
Other current assets	8,090	10,034
Income tax receivable	--	1,631
Deferred tax assets	4,088	3,388
Total current assets	302,636	304,501
Equipment and leasehold improvements, net	9,191	7,670
Trademarks, licenses and other intangible assets, net	101,799	104,922
Goodwill	3,927	5,470
Other assets	1,535	2,574
Total assets	$419,088	$425,137
Liabilities and Equity
Current liabilities:
Loans payable – banks	$5,021	$13,981
Current portion of long-term debt	11,732	13,352
Accounts payable - trade	48,138	66,236
Accrued expenses	37,440	35,368
Income taxes payable	1,646	442
Dividends payable	996	996
Total current liabilities	104,973	130,375
Deferred tax liability	8,840	11,562
Long-term debt, less current portion	17,862	27,691
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares;
none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares;
outstanding 30,171,952 and 30,168,939 shares
at December 31, 2009 and 2008, respectively	30	30
Additional paid-in capital	45,126	41,950
Retained earnings	186,611	168,025
Accumulated other comprehensive income	30,000	25,515
Treasury stock, at cost, 10,056,966 and 9,966,379 common shares
at December 31, 2009 and 2008, respectively	(33,043)	(31,319)
Total Inter Parfums, Inc. shareholders’ equity	228,724	204,201
Noncontrolling interest	58,689	51,308
Total equity	287,413	255,509
Total liabilities and equity	$419,088	$425,137